Exhibit 99.1

NASDAQ: INM Suite 310-815 W. Hastings St. Vancouver, BC, Canada V6C 1B4 Tel: +1.604.669.7207 Email: info@inmedpharma.com www.inmedpharma.com

InMed Announces Results of 2021 Annual General Meeting

Vancouver, BC – December 17, 2021 – InMed Pharmaceuticals Inc. (“InMed” or the “Company”) (Nasdaq: INM), a leader in the development, manufacturing and commercialization of rare cannabinoids, today confirmed that, at its annual general meeting of shareholders held on December 17, 2021 (the “Meeting”), all of the matters put forward before shareholders for consideration and approval as set out in InMed’s notice of meeting and management information circular, dated October 28, 2021, were approved by the shareholders. In particular, shareholders approved the election of all director nominees to hold office until the next annual meeting of shareholders or until their successors are elected or appointed. Results of the vote for the election of directors at the Meeting are set out as follows:

	Votes For		Withheld Votes
Director	Number	Percentage	Number	Percentage
Eric A. Adams	2,960,270	93.98%	189,717	6.02%
Adam Cutler	2,980,880	94.63%	169,107	5.37%
William J. Garner	2,957,803	93.90%	192,184	6.10%
Andrew Hull	2,980,096	94.61%	169,891	5.39%
Catherine Sazdanoff	2,902,565	92.14%	247,422	7.86%

InMed filed a report of voting results on SEDAR at www.sedar.com on December 17, 2021.

About InMed: InMed Pharmaceuticals is a global leader in the development, manufacturing and commercialization of rare cannabinoids. Together with its subsidiary, BayMedica LLC, the Company has unparalleled cannabinoid manufacturing capabilities to serve a spectrum of consumer markets, including pharmaceutical and health and wellness. InMed is a clinical-stage company developing a pipeline of rare cannabinoid therapeutics and dedicated to delivering new treatment alternatives to patients that may benefit from cannabinoid-based pharmaceutical drugs. For more information, visit www.inmedpharma.com and www.baymedica.com.

Investor Contact:

Colin Clancy

Senior Director, Investor Relations

T: +1 604 416 0999

E: cclancy@inmedpharma.com

Edison Group:

Joe Green/Laine Yonker

T: +1.646.653.7030/+1.646.653.7035

E: jgreen@edisongroup.com / lyonker@edisongroup.com

Cautionary Note Regarding Forward-Looking Information:

This news release contains "forward-looking information" and "forward-looking statements" (collectively, "forward-looking information") within the meaning of applicable securities laws. Forward-looking information is based on management's current expectations and beliefs and is subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Forward-looking information in this news release includes statements about; being a global leader in the manufacturing and development of rare cannabinoids and delivering new treatment alternatives to patients that may benefit from cannabinoid-based pharmaceutical drugs.

All forward-looking information herein is qualified in its entirety by this cautionary statement, and InMed disclaims any obligation to revise or update any such forward-looking information or to publicly announce the result of any revisions to any of the forward-looking information contained herein to reflect future results, events or developments, except as required by law.